CONTRACT FOR THE PURCHASE AND
SALE OF REAL AND PERSONAL PROPERTY

THIS CONTRACT FOR THE PURCHASE AND SALE OF REAL AND PERSONAL PROPERTY (this "Contract") is made this 31st day of August, 2009, by and between Xethanol BioFuels, LLC a Delaware limited liability company ("Seller") and Fiberight, LLC, a Delaware limited liability company ("Purchaser").

WITNESSETH:

In consideration of the mutual benefits and covenants herein contained and $10.00 and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and subject to the conditions set forth below, Purchaser agrees to buy, and Seller agrees to sell, the following property (hereinafter collectively referred to as the "Property"), subject to the terms and conditions of this Contract:

(a) That certain tract of real property situated in Benton County, Iowa, consisting of approximately 43 acres, more or less, as generally depicted on Exhibit A, together with all rights and appurtenances pertaining to such real property, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys, and rights-of-way (hereinafter collectively referred to as the "Real Property");

(b) All furniture, equipment and personal property as generally depicted on Exhibit B (other than personal property belonging to tenants) located upon the Real Property (hereinafter collectively referred to as the "Personal Property");

(c) All improvements, structures and fixtures located upon the Real Property (hereinafter collectively referred to as the "Improvements"); and

(d) All rights of the lessor or landlord under all leases and rental agreements that affect the Real Property or Improvements, contract rights and all other intangible rights or privileges that are appurtenant to or relate to the Real Property or the Improvements, including without limitation, all permits, certificates, licenses and approvals issued or required by any federal, state, county or municipal government or any political subdivision, department, board, bureau or agency thereof (hereinafter collectively referred to as "Governmental Authority") applicable to the Property (hereinafter collectively referred to as the "Intangible Property").

1. Purchase Price. The purchase price of the Property shall be One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00). At the closing of the purchase and sale hereunder (the "Closing"), the Purchase Price, subject to adjustment for the prorations and expenses of sale identified herein, shall be paid by wire transfer of funds immediately available to Seller, pursuant to instructions to be provided by Seller.

2. Earnest Money. Prior to the execution hereof Purchaser has paid to Seller the sum of $165,000.00 (the "Deposit") receipt whereof is hereby acknowledged by Seller. Should

the Closing occur, the amount of the Deposit shall be credited to the Purchase Price. Seller hereby grants to Purchaser a security interest in the Personal Property to secure Seller's obligation to return the Deposit on the terms and conditions expressly provided below. Upon either (a) the return of the Deposit or (b) the expiration or satisfaction of any conditions or contingencies entitling Purchaser to a return of the Deposit, the foregoing interest shall be automatically released and Purchaser shall immediately execute and record or file, as appropriate, any document necessary to evidence such release. Purchaser hereby appoints Seller as its limited attorney-in-fact, coupled with an interest, to execute and record or file, as appropriate, any such document if Purchaser fails to do so when required.

3. Conveyance. Seller agrees at the time of closing to convey fee simple title to the Property to Purchaser by special warranty deed, subject to the following (hereinafter referred to as the "Permitted Exceptions"): (a) zoning ordinances affecting the Property, (b) covenants, easements and restrictions of record, and (c) ad valorem taxes not yet due and payable.

4. Inspection. Purchaser, its agents, employees, independent contractors and representatives shall have the right at any time and from time to time prior to Closing to enter the Property for the purpose of conducting tests and examinations, surveys and a Phase I environmental assessment to determine whether the Property is suitable to Purchaser. All such inspections, investigations and examinations shall be undertaken at Purchaser's sole cost and expense. Seller may contact Purchaser to request information on when Purchaser intends to conduct on-site inspections of the Property and Seller shall have the option of having one of Seller's representatives present at any and all on-site inspections; provided, however, Purchaser shall not be required to initially schedule or modify its intended inspection schedule to accommodate Seller's exercise of the foregoing right to be present at Purchaser's on-site inspections. After completing any inspections, Purchaser shall restore and repair any damage caused by Purchaser's inspections to substantially the same condition that existed immediately prior to such inspection, exclusive of normal wear and tear and customary effects of the surveys, tests and inspections. Purchaser hereby agrees to indemnify and hold Seller harmless from any and all claims made or causes of action brought against Seller or the Property resulting from the activities of Purchaser or any of Purchaser's agents or servants in conducting any of the inspections, on the Property; provided, however, that Purchaser's obligation under this sentence shall not apply to the extent such loss, damage, liability, cost or expense is caused by an action or negligent omission of Seller or Seller's contractors or agents. Notwithstanding any provision contained in this Contract to the contrary, in the event that Purchaser notifies Seller at any time during the period which ends at 5:00 pm Eastern Time on September 15, 2009 (the "Inspection Period") that the results of Purchaser's Phase I Environmental inspection and examination show the presence of hazardous substances on the Property in quantities that are required to be remediated under applicable environmental laws and which would reasonably be expected to cost more than $100,000 to remediate (an "Environmental Problem"), then either Seller or Purchaser may (a) elect to negotiate a resolution of the Environmental Problem or (b) terminate this Contract by giving written notice to the other party within three (3) days after the expiration of the Inspection Period, in which event the Deposit shall be immediately delivered by Seller to Purchaser and this Contract shall terminate and no party shall have any further rights, duties or obligations hereunder, except that Purchaser shall return all due diligence materials provided by Seller, together with a copy of all information, reports, assessments, examinations, etc., obtained

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by Purchaser in the course of its due diligence inspection of the Property. In the event that neither party elects to terminate this Contract as provided above or the results of Purchaser's Phase I Environmental Survey do not show an Environmental Problem, Deposit shall be non-refundable to Purchaser, except as otherwise expressly provided herein. In the event that the results of Purchaser's Phase I Environmental inspection and examination show the presence of hazardous substances on the Property in quantities that are required to be remediated under applicable environmental laws and which would reasonably be expected to cost less than or equal to $100,000 to remediate, then Purchaser shall bear the first $50,000 of those costs and, to the extent those costs exceed $50,000, Purchaser receive a credit against the Purchase Price at Closing in an amount equal to the remainder of those costs, but in no event shall the amount of the credit exceed $50,000.

5. Title Objections. Within the Inspection Period (or within seven (7) days after the expiration of the Inspection Period, if Purchaser, despite its best efforts, is unable to obtain a title commitment prior to the expiration of the Inspection Period and Purchaser so notifies Seller prior to the expiration on the Inspection Period), Purchaser shall obtain an owner's title insurance commitment with respect to the Property and Purchaser shall provide Seller with a written statement of objections to or defects in Seller's title to the Property, if any. Any matters affecting title to the Property which are described in such title commitment but which are not objected to by Purchaser within the Inspection Period shall be deemed to have been approved by Purchaser. Notwithstanding the foregoing, regardless of whether Purchaser objects, Seller agrees to satisfy and remove from the Property by Closing any lien that can be satisfied and removed by the payment of a sum certain, including, but not limited to, any deed of trust, mortgage, mechanics or materialmans lien, tax lien or judgment lien (a "Monetary Lien"); provided, however, Seller shall not have to remove the lien for real estate taxes for the year of Closing so long as such taxes are not due and payable at the time of Closing. In the event that Purchaser notifies Seller of any objections to or defects in Seller's title within said Inspection Period, Seller shall, within fifteen (15) days of Seller's receipt of such notice from Purchaser, notify Purchaser in writing whether or not Seller will remove and discharge such title objections prior to or at Closing. If Seller notifies Purchaser that it will not remove and discharge any such title objections or defects, then, at the option of Purchaser: (a) Purchaser may cure or remove such objection or defect at or prior to Closing if such objections is a deed of trust, mechanic's or materialman's lien or other Monetary Lien (and Closing shall be postponed, if necessary, for a reasonable time in order to permit Purchaser to effect such cure or removal) and the cost of such cure or removal shall be applied as a credit against the Purchase Price of the Property; (b) Purchaser may terminate this Contract, whereupon the Earnest Money shall be immediately delivered by Escrow Agent to Purchaser; or (c) Purchaser shall have the right to waive in writing any objection to or defect in Seller's title, and to close the purchase and sale subject to such waived objection or defect without any deduction in the Purchase Price. For purposes hereof, the "Permitted Exceptions" shall mean those specific title matters listed in Purchaser's title commitment, but shall not include any matter Seller is required to remove or cure pursuant to the terms hereof, any matters created or suffered after the date hereof, or any matter which Seller agrees to cure or remove at or before Closing. Nothing contained herein shall waive or limit (i) Purchaser's rights to object to title objections or defects appearing of record after the effective date of Purchaser's title commitment, or (ii) Purchaser's remedies in the event of a breach by Seller of its obligations as set forth herein.

6. Survey. During the Inspection Period, Purchaser shall have the right to obtain a current survey (the "Survey") of the Property, prepared and certified by a surveyor licensed to prepare surveys in the State of Iowa. Purchaser shall have the right to object to any matters disclosed by the Survey prior to the expiration of the Inspection Period. The parties' rights and obligations with respect to such Survey objections shall be the same as those rights and obligations relating to title matters described in Paragraph 5 above.

7. Limitation on Title and Survey Objections: Notwithstanding anything to the contrary herein, Purchaser may only object, pursuant to Section 5 and Section 6, to matters of title or survey that are either (a) Monetary Liens, (b) are such that, if enforced, they would prevent the use of the Property as it is currently used, or (c) are such that, unless cured by Seller, Purchaser would not be able to obtain title insurance, insuring Purchaser that Purchaser has fee simple title to the Property, subject only to exceptions for matters of title and survey that are otherwise expressly permitted under this Contract.

8. Closing.

(a) The Closing shall occur on or before September 30, 2009 (the "Closing Date"); provided, however, that Purchaser may extend the Closing Date to November 15, 2009 by paying to Seller an additional $165,000, which shall become a part of the Deposit and which shall be non-refundable except as expressly provided herein. At least one (1) day prior to Closing, each party shall execute and deliver to Seller's counsel all documents necessary to effect and complete the Closing, including, without limitation, the documents expressly referred to in this paragraph.

(b) At Closing, Seller shall cause to be duly executed and delivered to Purchaser:

(i) A special warranty deed (hereinafter referred to as the "Deed") conveying to Purchaser good, marketable and insurable fee simple title to the Real Property;

(ii) A bill of sale, conveying good and marketable title to the Personal Property, free and clear of all liens, security interests, encumbrances and other rights of any kind;

(iii) An owner's affidavit and all other bonds and documentation in form reasonably satisfactory to cause Purchaser's title insurer to issue an owner's title insurance policy without exception for materialmen's and mechanic's liens and rights of parties in possession;

(iv) An assignment, in form and substance satisfactory to Purchaser, of any and all plans, drawings, models, permits, and licenses for or related to the Property as Purchaser may elect to assume;

(v) A Groundwater Hazard Statement in the form required by Iowa Code Section 558.69;

(vi) A Declaration of Value in the form required by Iowa Code Section 701-79.5;

(vii) A Closing statement itemizing and approving all receipts and disbursements made in connection with the Closing; and

(viii) An affidavit by the Seller stating, under penalty of perjury, Seller's United States taxpayer identification number and stating that Seller is not a "foreign corporation", "foreign partnership", "foreign trust", "foreign estate" or "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(c) At Closing, Seller shall pay:

(i) The transfer tax on the Deed;

(ii) All other costs incurred by Seller in connection with this transaction, including Seller's attorney's fees and the cost of removing or curing any title or survey matters which Seller must remove or cure pursuant to the terms hereof.

(d) At Closing, Purchaser shall pay:

(i) The Purchase Price, less all credits, pro-rations, and adjustments provided in this Contract.

(ii) All recording costs (except for the cost of recording any document to remove or cure any title or survey matters);

(iii) The title insurance premium for the owner's title insurance policy described above and all costs and expenses relating thereto;

(iv) All costs of obtaining the Survey and inspection of the Property, as provided above; and

(v) All other costs incurred by Purchaser in connection with this transaction, including Purchaser's attorney's fees.

(e) At Closing, ad valorem taxes on the Property shall be prorated as of the date of Closing. In the event tax bills have not been issued for the year of Closing, taxes shall be prorated based on the previous year's tax bill and shall be reprorated when the current year's tax bill is available. If the proration at Closing is based on tax assessments and bills covering a tax parcel that is larger than but includes the Property, then the portion of such tax bills pertaining to

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the Property shall be determined by allocation on a per-acre basis, with appropriate allocation of taxes attributable to improvements on the assessed parcel based upon the location of same on the parcel (so that Purchaser pays no taxes attributable to improvements that are not located on the Property). All income and expenses of the Property shall also be prorated as of the Closing date and appropriate payments or credits made at Closing. Seller shall cause the meters of any electric service, telephone service, water service, sewer service, cable television service, and natural gas service, if any, (collectively the "Utilities" and severally, a "Utility") to be read on the date of Closing; however, in the event that any supplier of any Utility is unable or unwilling to read any such meter, then the charges for such Utility shall be prorated based upon the bill for the immediately preceding billing period. Seller shall deliver possession of the Property to Purchaser at Closing.

9. No Representation or Warranty by Seller. Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology thereof, (b) the income derived or to be derived from the Property, (c) the suitability of the Property for any and all activities and uses that Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (f) the manner or quality of the construction or materials, if any, incorporated into the Property, (g) the manner, quality, state of repair or lack of repair of the Property, or (h) any other matter with respect to the Property, including but not limited to the title thereto (except and to the extent, if any, that any warranty of title is expressly set forth in this Contract), and that Seller has not made, does not make and specifically disclaims any and all representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the presence or absence, in or on the Property, of any substance or material, including but not limited to any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder, asbestos, asbestos-containing materials, PCB's, radon gas, urea formaldehyde foam insulation or any other substance or material. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on Purchaser's own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation, management or leasing thereof, furnished by any real estate broker, agent, employee, servant or other person. Purchaser further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an "as is" condition and basis

with all faults. It is understood and agreed that the purchase price has been negotiated to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

10. Damage and Destruction. In the event that any building on the Property is destroyed or substantially damaged after the acceptance of this Contract and before closing, Purchaser at its election may cancel this Contract or may elect to close under this Contract and receive such insurance as is paid on the claim of loss. This election is to be exercised on or before the earlier to occur of the date set for closing or the date ten (10) days after the Purchaser has been notified in writing by Seller of such destruction or damage.

11. Cancellation, Default and Earnest Money. In the event that Purchaser duly exercises any lawful right to cancel this Contract, then in such event this Contract shall terminate and no party shall have any further rights, duties or liabilities hereunder, except as provided in paragraph 6 hereof. In the event that the sale contemplated by this Contract is not consummated because of Purchaser's inability, failure or refusal to perform any of Purchaser's obligations hereunder, then Seller shall have the right, as its sole and exclusive remedy to either (a) terminate this Contract and to retain the Deposit, or (b) to seek specific performance of this Contract. In the event that the sale contemplated by this Contract is not consummated because of Seller's inability, failure or refusal to perform any of Seller's obligations hereunder, then Purchaser shall have the right, as its sole and exclusive remedy to either (a) terminate this Contract and obtain a refund of the Deposit, or (b) to seek specific performance of this Contract.

11. Notices. Any notice required or permitted to be delivered hereunder shall be in writing, signed by the party giving such notice or its attorney at law and shall be deemed to be delivered, whether or not actually received, (a) when the same has been deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom such notice is sent, (b) when personally delivered by commercial courier service or other messenger or (c) when transmitted by facsimile evidenced by a confirmed receipt. For purposes of notice, the addresses of the parties, until changed as hereinafter provided, are as follows:

As to Seller:

c/o Global Energy Holdings Groups, Inc.
3348 Peachtree Road, NE
Tower Place Building 200, Suite 250
Atlanta GA 30326
Phone: (404) 814-2500
Fax: (404) 848-2879
Attention: Mike Ellis

with copy to:

Sutherland Asbill & Brennan LLP
999 Peachtree Road, NE
Suite 2300
Atlanta Georgia 30309
Fax: 404-853-8806
Attention: Randy Quintrell and Jason Kirkham

As to Purchaser	Fiberight LLC 853 Industrial Park Drive Lawrenceville, Virginia 23868 Phone: 434-848-8026 Fax: 410-719-7204 Attention: Craig Stuart-Paul
with copy to:	Elderkin and Pirnie, P.L.C. 115 First Avenue SE P.O. Box 1968 Cedar Rapids, Iowa 52406-1968 Phone: 319-362-2137 Fax: 319-362-1640 Attention: Dan Childers

12. Successors and Assigns. This Contract shall inure to the benefit of and be binding upon the parties hereto, their heirs, successors, administrators, executors and assigns, but the interest of the Purchaser in this Contract shall not be transferred or assigned without the prior written consent of Seller, which consent may be withheld for any reason or for no reason. Notwithstanding this assignment prohibition, an assignment by Purchaser to an entity entirely owned and controlled by Purchaser, which may be created by Purchaser for the purpose of owning the property, may be affected with or without the consent of the Seller, but upon five (5) days prior written notice to Seller. Nothing in this Contract, express or implied, is intended to confer upon anyone other than those mentioned in this paragraph any rights or remedies under or by reason of this Contract.

13. Captions. Titles or captions of articles, paragraphs or sections contained in this Contract are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Contract or the intent of any provision hereof.

14. Counterparts. This Contract may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

15. Entire Agreement. This Contract constitutes the sole and entire agreement between the parties hereto and no modification of this Contract shall be binding unless attached hereto and signed by Seller and Purchaser. No representation, promise, or inducement not included in this Contract shall be binding upon any party hereto.

16. Time of Essence. Time is of the essence of each and every provision and stipulation of this Contract.

17. Applicable Laws. All rights, duties and responsibilities under this Contract shall be construed according to the laws of the State of Iowa and this Contract shall be interpreted in accordance with the laws of the State of Iowa.

18. No Implied Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations under this Contract shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligation of such other party under this Contract. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights under this Contract.

19. Number and Gender. All personal pronouns used in this Contract, whether in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular.

20. No Third Party Beneficiaries. Under no circumstances shall anyone who or which is not a party to this Contract be entitled to enforce any of the provisions hereof against any party hereto.

21. Interpretation. No provision of this Contract shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party's having or being deemed to have drafted, structured, dictated or required such provision.

22. Licenses and Permits. Seller agrees to cooperate with Purchaser in the transfer of all licenses, bonds and permits (collectively, the "Licenses") governing the Property and current and former operations on a "best efforts" basis, but at no additional cost to Seller. This cooperation includes, but is not limited to, transfer of any BATF licenses governing the production of fuel ethanol. To the extent that any cash bond is transferred to Purchaser, whether before or after Closing, Purchaser shall, as a condition to such transfer, reimburse Seller for the face amount of the bond. In the event the any of the Licenses cannot be transferred prior to Closing, Seller agrees to maintain all such Licenses in place until March 31, 2010, provided however that Purchaser shall promptly reimburse Seller for all reasonable expenses incurred by Seller in maintaining the Licenses. To the extent permitted by applicable law, from and after Closing, Seller shall permit Purchaser to operate the Property under any Licenses that remain in Seller's name, provided however that Purchaser shall indemnify, defend and hold Seller harmless from all claims made or causes of action brought against Seller or the Property resulting from the Purchaser's operations under any Licenses that are under Seller's name. Seller's and Purchaser's obligations under this Section 22 shall survive the Closing.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Contract under seal the day and year first above written.

SELLER:

Xethanol BioFuels, LLC a Delaware limited liability company

By: [signature]
Name: MICHAEL E ELLIS
Title: COO

PURCHASER:

Fiberight, LLC, a Delaware limited liability company

By: [signature]
Name: Craig Stuart-Paul
Title: CEO